Exhibit 3.1

ORBITAL SCIENCES CORPORATION

AMENDED AND RESTATED BYLAWS

Amended and Restated

as of

~~July 22, 2004~~
October 25, 2011

  ii

ORBITAL SCIENCES CORPORATION

AMENDED AND RESTATED BYLAWS
(amended as of ~~April 28, 2005~~October 25, 2011)

1.	MEETINGS OF STOCKHOLDERS

1.1.	Place of Meetings

All meetings of the stockholders shall be held at such place as may be fixed from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.  Notwithstanding the foregoing, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held by means of remote communication.

1.2.	Annual Meetings

The Corporation shall hold an annual meeting of stockholders on such date and at such time as shall be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, at which stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

1.3.	Special Meetings

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or the Certificate of Incorporation, may be called by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

1.4.	Notice of Meetings

Notice of any meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) or these Bylaws).  Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Sections 222 and 232 (or any successor section or sections) of the Delaware General Corporation Law.

1.5.	Waivers of Notice

Whenever the giving of any notice is required by statute, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission by the person entitled to said notice, delivered to the Corporation, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice.  Attendance of a stockholder at a meeting shall constitute a waiver of notice  (1) of such meeting, except when the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting because that meeting is not lawfully called or convened, and (2) (if it is a special meeting) of consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter at the beginning of the meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission.

1.6. Notice of Stockholder Business and Nominations

(A)           Annual Meetings of Stockholders

At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder who is entitled to vote at the meeting, who complies with the procedures set forth in these Bylaws and who is a stockholder of record at the time notice is delivered to the Secretary of the Corporation.  Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.  For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action.  To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation, not later than 90 calendar days nor earlier than 120 calendar days prior to the first anniversary of the date of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received by the Secretary (i) not earlier than 120 calendar days prior to such annual meeting and (ii) not later than the later of 90 calendar days prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made by the Corporation.  In no event shall an announcement of an adjournment or postponement of a meeting of stockholderscommence a new time period (or extend any time period) for the giving of a stockholder’s notice as provided in this Section 1.6.

Notwithstanding the foregoing, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.6 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.  In no event shall an announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as provided in this Section 1.6.

A stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting:  (a) in the case of a director nomination (i) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class, series and number of shares of capital stock of the Company that are beneficially owned by such stockholder or beneficial owner; (iv) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder's notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of the Corporation; (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vii) the consent of each nominee to serve as a director of the Corporation if so elected and (b) in the case of other business (i) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and the text of the proposal or business, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class, series and number of shares of the Corporation which are beneficially owned by the stockholder, and such other beneficial owner, (iv) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, ~~and~~ (v) any material interest of the stockholder and such other beneficial owner in such business; and (vi)  a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder's notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of the Corporation.

The Corporation may require any proposed nominee to furnish such information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

In the case of either a director nomination or other business, the proposing stockholder shall include in the stockholder notice a representation as to whether the proposing stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve the nomination or other business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination or other business proposed.

(B)           Special Meetings of Stockholders

Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided in the Delaware General Corporation Law or these Bylaws).

Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the procedures set forth in these Bylaws and who is a stockholder of record at the time notice is delivered to the Secretary of the Corporation.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice in the same form as required above in this Section 1.6 shall be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 calendar days nor more than 120 calendar days prior to such special meeting or, if later, not later than the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  To the extent that a stockholder is entitled to propose any other business at a special meeting of the stockholders as specified in the Certificate of Incorporation or by statute, the notice and information requirements shall be the same as set forth in this Section 1.6.  In no event shall an announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as provided in this Section 1.6.

(C)           General

Only such persons who are nominated in accordance with the procedures set forth in this Section 1.6 shall be eligible to serve as directors and only such business shall be conducted at a meeting of the stockholders as shall have been brought before the meeting in accordance with the procedures set forth herein.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairperson of the meeting shall have the power and duty to determine and declare whether a nomination or any business was properly brought before the meeting and in accordance with the provisions of this Section 1.6 and if he or she should determine that such proposed nomination or business was not properly brought, he or she shall so declare to the meeting that such defective nomination or proposal be disregarded.

For purposes of this Section 1.6, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act ~~of 1934, as amended (the “Exchange Act”)~~.

Notwithstanding the foregoing provisions of this Section 1.6, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.6.  Nothing in this Section 1.6 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

1.7.	List of Stockholders

After the record date for a meeting of stockholders has been fixed, at least ten days before such meeting, the officer who has charge of the stock ledger of the Corporation shall make a list of all stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder (but not the electronic mail address or other electronic contact information, unless the Board of Directors so directs) and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during ordinary business hours, at the principal place of business of the Corporation.  If the list is made available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.  If the meeting is to be held at a place, then such list shall also, for the duration of the meeting, be produced and kept open to the examination of any stockholder who is present at the time and place of the meeting.  If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.8.	Quorum and Adjournment

Stockholders may take action on a matter at a meeting only if a quorum exists with respect to that matter.  Except as otherwise provided by statute or by the Certificate of Incorporation, the holders of a majority of the shares entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.  Where a separate vote by a class or classes of stock or series thereof is required, a majority of the outstanding shares of such class or classes of stock or series thereof, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.  Once a share is represented for any purpose at a meeting (other than solely to object (a) to holding the meeting or transacting business at the meeting, or (b) (if it is a special meeting) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting.

The chairman of the meeting or the holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.9.	Voting and Proxies

Unless otherwise provided in the Delaware General Corporation Law or in the Certificate of Incorporation, and subject to the other provisions of these Bylaws, each stockholder shall be entitled to one vote on each matter, in person or by proxy, for each share of the Corporation’s capital stock that has voting power and that is held by such stockholder.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:  (a) A stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy.  Execution may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (b) A stockholder may authorize another person or persons to act for the stockholder as proxy

~~by transmitting or authorizing the transmission of an telegram, cablegram, or other means of~~ electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such ~~telegram, cablegram or other means of~~ electronic transmission must either set forth or be submitted with information from which it can be determined that the ~~telegram, cablegram or other~~ electronic transmission was authorized by the stockholder.  If it is determined that such ~~telegrams, cablegrams or other~~ electronic transmissions are valid, the inspectors of election for the meeting, or if there are no inspectors, such other persons making that determination, shall specify the information upon which they relied.  Any copy, facsimile telecommunication or other reliable reproduction of the writing~~, telegram, cablegram~~ or ~~other~~ electronic transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing~~, telegram, cablegram~~ or ~~other~~ electronic transmission for any and all purposes for which the original writing~~, telegram, cablegram~~ or ~~other~~ electronic transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing~~, telegram, cablegram~~ or ~~other~~ electronic transmission.  For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that results in the creation of a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.

1.10.	Required Vote

When a quorum is present at any meeting of stockholders, all matters shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one upon which, by express provision of statutes or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control with respect to that vote on that matter.  Where a separate vote by a class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.  ~~Notwithstanding the foregoing, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.~~

Except as otherwise provided by these Bylaws or as otherwise required by law or by the Certificate of Incorporation, each director shall be elected by the vote of a majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided, however, that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast.  For purposes of this Section 1.10, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.  Abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” a director’s election.  If directors are to be elected by a plurality of votes cast, stockholders shall not be permitted to vote “against” a nominee.

If an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, such incumbent director shall submit his or her resignation to the Board of Directors within 10 calendar days of the date of the certification of the election results.  The Corporate Governance and Nominating Committee, or such other committee designated by the Board of Directors, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director.  The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, at its next regularly scheduled meeting following the certification of the results and publicly disclose thereafter its decision and, if such resignation is rejected, the reasons for rejecting it.  The committee in making its recommendation, and the Board of Directors in making its decision, each may consider any factors and other information that they consider appropriate and relevant.  The director who has tendered his or her resignation shall not participate in the Board’s decision.

If the Board of Directors accepts a director’s resignation pursuant to this Section 1.10, or if a nominee for director who is not an incumbent director is not elected, then the Board of Directors may fill the resulting vacancy pursuant to Section 2.5 of these Bylaws.

1.11. Conduct of Meetings

The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate.  Except to the extent inconsistent with any such rules and regulations adopted by the Board of Directors, the chairperson of any meeting of the stockholders shall have the right and authority to prescribe such rules and regulations and do all acts, as, in the judgment of that chairperson, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following:  (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants.  Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.12. Meetings by Remote Communications

If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held in a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including the opportunity to read or hear the proceedings in the meeting substantially concurrently with such proceedings and (c) if the stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

1.13. Inspectors of Election

The Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof.  The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.  The inspectors shall:  (a) ascertain the number of shares outstanding and the voting power of each; (b) determine the shares represented at the meeting and the validity of proxies and ballots; (c) count all votes and ballots; (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.  The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

2.	DIRECTORS

2.1.	Powers

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the Delaware General Corporation Law.

2.2.	Number and Election

The number of directors which shall constitute the whole board shall not be fewer than three nor more than fifteen.  Within the limits above specified, the number of directors shall be determined by resolution of the Board of Directors.

2.3.	Nomination of Directors

Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, nominations for the election of directors may be made (a) by the Board of Directors or a committee appointed by the Board of Directors or (b) by any stockholder who is entitled to vote at the meeting, who complies with the procedures set forth in these Bylaws and who is a stockholder of record at the time notice is delivered to the Secretary of the Corporation.

2.4. Term

Subject to the Certificate of Incorporation, the directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2.5 hereof, and each director elected shall hold office until such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.

2.5.	Vacancies

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director.  Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.  Each director so chosen shall hold office until the next election of directors of the class to which such director was appointed, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.  In the event that one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.  No decrease in the number of authorized directors shall shorten the term of any incumbent director.

2.6.	Meetings

2.6.1.	Regular Meetings

Regular meetings of the Board of Directors may be held at such time or times and on such date or dates and at such place or places as shall from time to time be determined by the Board of Directors.  A notice of each regular meeting shall not be required to be given to the directors.

2.6.2.	Special Meetings

Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or President or by one-third or more in number of the directors on one day’s notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), ~~telegram,~~ facsimile transmission, electronic mail (effective when directed to an electronic mail address of the director), or other electronic transmission, as defined in Section 232(c) (or any successor section) of the Delaware General Corporation Law (effective when directed to the director), and on five days’ notice by mail (effective upon deposit of such notice in the mail).  The notice need not describe the purpose of a special meeting.

2.6.3.	Telephone Meetings

Members of the Board of Directors may participate in a meeting of the board by any communication by means of which all participating directors can simultaneously hear each other during the meeting.  A director participating in a meeting by this means is deemed to be present in person at the meeting.

2.6.4.	Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board.  The action must be evidenced by one or more consents in writing or by electronic transmission delivered to the Corporation for inclusion in the minute book.

2.6.5.	Waiver of Notice of Meeting

A director may waive any notice required by statute, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice.  Except as set forth below, the waiver must be in writing, signed by the director entitled to the notice, or made by electronic transmission by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book.  Notwithstanding the foregoing, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission.

2.7. Quorum and Vote at Meetings

At all meetings of the Board of Directors, a quorum of the Board of Directors consists of a majority of the total number of directors prescribed pursuant to Section 2.2 of these Bylaws, except to fill vacancies in the Board of Directors as specified in Section 2.5 of these Bylaws and to adjourn as provided in Section 2.8 of these Bylaws.  The vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these Bylaws.

2.8. Adjournment

A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.  Notice of the time and place of holding of an adjourned meeting need not be given if announced unless the meeting is adjourned for more than twenty-four (24) hours.  If the meeting is adjourned for more than twenty-four (24) hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Section 2.6.2 of these Bylaws to the directors who were not present at the time of adjournment.

2.9. Resignation and Removal

Any director may resign at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation.  Any such resignation shall take effect at the time specified in the notice of resignation or, if no time is specified, immediately upon receipt of the notice.  Unless otherwise specified in the notice of resignation, acceptance of the resignation shall not be necessary to make it effective.  Subject to the rights of any holders of any class or series of capital stock then outstanding and except as otherwise set forth in the Certificate of Incorporation, any director may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

2.10. Committees of Directors

The Board of Directors may designate one or more committees, each committee to consist of one or more directors.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may, by unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or adopting, amending or repealing any bylaw of the Corporation.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors, when required.  Unless otherwise specified in the Board resolution appointing the Committee, all provisions of the Delaware General Corporation Law and these Bylaws relating to meetings, action without meetings, notice (and waiver thereof), and quorum and voting requirements of the Board of Directors apply, as well, to such committees and their members.  Unless otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.11. Compensation of Directors

Unless otherwise restricted by law, the Board of Directors shall have the authority to fix, from time to time, the amount of compensation, if any, which shall be paid to directors for their services as directors and to reimburse directors for expenses of attendance at meetings.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.	OFFICERS

3.1.	General

The officers of the Corporation shall consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and a Treasurer, and such other officers as the Board of Directors (or an officer authorized by the Board of Directors) from time to time may appoint, including one or more Vice Chairmen, one or more Executive Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers and a Controller.  Each such officer shall exercise such powers and perform such duties as shall be set forth below and such other powers and duties as from time to time may be specified by the Board of Directors or by any officer(s) authorized by the Board of Directors to prescribe the duties of such other officers.  Any number of offices may be held by the same person, except that in no event shall the President and the Secretary be the same person.

3.2.	Chairman of the Board

The Chairman of the Board shall be a member of, and appointed by the Board of Directors.  The Chairman shall preside at all meetings of the stockholders and of the Board of Directors at which he or she is present and shall ensure that all orders and resolutions of the Board of Directors and stockholders are carried into effect.

3.3. Chief Executive Officer

The Chief Executive Officer of the Corporation shall have full responsibility and authority for the management of the operations of the Corporation, subject to the authority of the Board of Directors, and shall exercise the duties and have the powers usually pertaining to the office held by the Chief Executive Officer of a corporation.

3.4.	President

The President shall be the chief operating officer of the Corporation and shall have full responsibility and authority for management of the day-to-day operations of the Corporation, subject to the authority of the Board of Directors and the Chief Executive Officer, and shall exercise the duties and have the powers usually pertaining to the office held by the President of a corporation.

3.5. Chief Financial Officer

The Chief Financial Officer shall keep and maintain or cause to be kept and maintained, adequate and correct books and records of account of the business transactions of the Corporation.  The Chief Financial Officer shall make proper accounts of such funds, and render as required by the Board of Directors such account of all such transactions and of the financial condition of the Corporation.  The books of all accounts shall at all reasonable times be open to inspection by any directors.  The Chief Financial Officer shall be empowered, from time to time, to require from the officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation, and shall exercise the duties and have the powers usually pertaining to the office held by the Chief Financial Officer of a corporation.

3.6.	Vice President

Any Vice President shall have such duties and powers as shall be determined by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

3.7.	Secretary and Assistant Secretary

The Secretary shall have responsibility for preparation of minutes of meetings of the Board of Directors and of the stockholders and for authenticating records of the Corporation.  The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors.  The Secretary may also attest all instruments signed by any other officer of the Corporation.  Any Assistant Secretaries shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary.

3.8.	Treasurer and Assistant Treasurer

The Treasurer shall have responsibility for the custody of the corporate funds and securities and shall see to it that full and accurate accounts of receipts and disbursements are kept in books belonging to the Corporation.  The Treasurer shall render to the Chairman of the Board, the Chief Executive Officer, the President, and the Board of Directors, upon request, an account of all financial transactions and of the financial condition of the Corporation.  Any Assistant Treasurer shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer.

3.9.	Controller and Assistant Controller

If a Controller is elected, the Controller shall be the chief accounting officer of the Corporation and shall be in charge of its books of account and accounting records, and of its accounting procedures.  Any Assistant Controller shall, in the absence of the Controller on in the event of the Controller’s inability or refusal to act, perform the duties and exercise the powers of the Controller.

3.10.	Term of Office

The officers of the Corporation shall hold office until their successors are chosen and qualify or until their earlier death, resignation or removal.  Any officer may resign at any time by delivering his or her resignation in writing or by electronic transmission to the Corporation or to the Chief Executive Officer or Secretary of the Corporation.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.  Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors.

4.	CAPITAL STOCK

4.1.	Certificates of Stock; Uncertificated Shares

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate (representing the number of shares registered in certificate form) signed in the name of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and by the Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary of the Corporation.  Any or all the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar whose signature or facsimile signature appears on a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

4.2.	Lost Certificates

The Board of Directors, Chairman of the Board, Chief Executive Officer, President or Secretary may direct a new certificate of stock to be issued in place of any certificate theretofore issued by the Corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that the certificate of stock has been lost, stolen or destroyed.  When authorizing such issuance of a new certificate, the Board of Directors or any such officer may, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors or such officer shall require and/or to give the Corporation a bond or indemnity, in such sum or on such terms and conditions as the Board of Directors or such officer may direct, as indemnity against any claim that may be made against the Corporation on account of the certificate alleged to have been lost, stolen or destroyed or on account of the issuance of such new certificate or uncertificated shares, or both.

4.3.	Record Date

4.3.1.	Actions by Stockholders

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting.

4.3.2.	Payments

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

4.4.	Stockholders of Record

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote as such owner, and to exercise all the rights and powers of an owner.  The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise may be provided by the Delaware General Corporation Law.

4.5. Transfers of Stock

Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws.  Transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation kept at an office of the Corporation or by transfer agents designated by the Corporation to transfer shares of the stock of the Corporation.  Transfers of stock may be made only by the registered holder thereof, or by the registered holder’s attorney thereunto authorized by power of attorney duty executed and filed with the Secretary of the Corporation or with the transfer agent appointed by the Board of Directors, and, in the case of certificated shares, upon the surrender of the certificate or certificates for such shares properly endorsed.  The Board may, from time to time, adopt such additional rules and procedures concerning the issue, transfer, and registration of certificates for shares of the capital stock of the Corporation or uncertificated shares as it may deem expedient, not inconsistent with these Bylaws.

5.	GENERAL PROVISIONS

5.1.	Dividends

The Board of Directors may declare dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and the laws of the State of Delaware.

5.2.	Execution of Instruments

All instruments requiring execution by the Corporation, including but not limited to all contracts, agreements, indentures, checks or demands for money, notes, bonds, debentures, other obligations, other evidences of indebtedness and mortgages that the Corporation is authorized to execute may be executed, for and on behalf of the Corporation, by the Chairman of the Board, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President or any Vice President without any express authority being conferred by the Board of Directors for a specific officer to execute any such instrument, except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.  Any person having authority to sign on behalf of the Corporation may delegate, from time to time, by instrument in writing, all or any part of such authority to an employee of the Corporation unless such a delegation of authority is specifically limited by the Board of Directors.

5.3.	Fiscal Year

The fiscal year-end of the Corporation shall be the 31st day of December of each year or such other date as the Board of Directors may determine.

5.4.	Seal

The corporate seal shall be in such form as the Board of Directors shall approve.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

5.5.	Amendments

These Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the stockholders at an annual or any special meeting of the stockholders or by the Board of Directors.

~~The foregoing Amended and Restated Bylaws were adopted by the Board of Directors on July 22, 2004.~~

~~Secretary~~